Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
May 1, 2013

Thank you, Gail and good morning everyone.

I am pleased with our strong financial results for the first quarter. Our performance was positively impacted by our ability to align our manufacturing capacity with the strong demand for our products that serve the oil, gas, and chemical industries. Our businesses are doing an outstanding job of converting production capacity to meet customer needs for products that support these industries. I am very pleased at how well our manufacturing operations are improving their operating efficiencies while at the same time shifting product mix and training new employees. This is a major accomplishment.

Demand for railroad tank cars and tank barges that support the movement of crude oil remains strong, as well as demand for large storage containers. We continue to review options for expanding our existing manufacturing capacity to serve markets with strong demand.

TrinityRail's integrated railcar manufacturing and railcar leasing platform had a great first quarter. Demand for railcars that serve the oil, gas, and chemicals industries in North America surged during the first quarter, contributing to a record backlog for the Rail Group of $5.1 billion.

We are continuing to pursue opportunities with third-party equity investors who are interested in ownership of leased railcars. A number of high quality institutional investors are currently expressing strong interest. We are focused on expanding our options for financing the growth of our railcar leasing and management services businesses. I am optimistic regarding our potential in this area.

In March, we closed the previously announced agreement to acquire certain light weight aggregates operations from Texas Industries in exchange for our remaining ready mix concrete operations. This transaction creates opportunity for higher returns within our Construction Products Group.

I am pleased with the utilization we are obtaining from the manufacturing facilities in the United States that we acquired last year from DMI. The timing of this transaction fit real well with the surge in demand for certain products. We continue to devote resources towards identifying and pursuing additional businesses that provide products that align with our manufacturing platforms. We are confident we will continue to have additional acquisition opportunities from our pipeline of prospects.

In closing, our solid financial performance and the orders we obtained for products during the first quarter reflect the capabilities of our employees and the strengths of the markets we serve. The demand for products in several of these markets aligns very well with our manufacturing businesses. This is an exciting time for our company. I am proud of the significant progress we are making toward achieving our vision to become a premier diversified industrial company.

I'll now turn it over to Bill.